Exhibit 99.1

Web site address: www.WellsREITii.com

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

FINANCIAL UPDATE FOR THE

YEAR ENDED DECEMBER 31, 2010

Wells Real Estate Investment Trust II, Inc. (the “Company”) filed its 2010 Form 10-K with the Securities and Exchange Commission (“SEC”) today. Below management has highlighted key points of interest related to the Company’s 2010 operations and recent transactions. For full context, please consider these points of interest with respect to important background information and additional detail provided in the above-referenced Form 10-K filing, which is accessible via this link: http://www.sec.gov/Archives/edgar/data/1252849/000119312511064171/d10k.htm . Please also refer to the Company’s other documents that have been filed with or furnished to the SEC.

Operations

Adjusted Funds from Operations, or AFFO, (see definition on p. 3) is $280.9 million for the twelve months ended December 31, 2010, as compared to $275.9 million for the twelve months ended December 31, 2009 and $258.9 million for the twelve months ended December 31, 2008.

Stockholder Distributions

The Company paid total distributions to stockholders, including those reinvested in additional shares of its common stock, of $313.8 million for the year ended December 31, 2010, $279.3 million for the year ended December 31, 2009, and $242.4 million for the year ended December 31, 2008. During 2010, $280.9 million of such distributions was funded with current-period AFFO, $28.1 million was funded with prior-period accumulated AFFO, and $4.8 million was funded with other sources of cash. During 2009, $275.9 million of such distributions was funded with current-period AFFO and $3.4 million was funded with prior-period accumulated AFFO. During 2008, all distributions were funded with current-period AFFO.

Portfolio Overview

As of December 31, 2010, the Company owned controlling interests in 70 office properties and one hotel, which include 92 operational buildings. These properties are composed of approximately 22.1 million square feet of commercial space located in 23 states, the District of Columbia, and Moscow, Russia. Of these properties, 68 are wholly owned and two are owned through a consolidated joint venture. As of December 31, 2010, the office properties were approximately 94.4% leased.

Acquisition

On March 7, 2011, the Company purchased the Market Square Buildings, which are comprised of approximately 680,000 square feet and located in Washington, D.C, for approximately $615.0 million, exclusive of closing costs and adjustments. The buildings are 96.2% leased to 41 tenants with weighted-average remaining lease term of 5.2 years. The Company funded this acquisition through a combination of draws on its revolving line of credit, proceeds obtained from a newly originated bridge loan with JPMorgan Chase bank (see Financing section for details) and cash on hand.

Financing

At December 31, 2010, the Company had $72.0 million outstanding on the JPMorgan Chase Credit Facility, with $428.0 million in borrowing capacity remaining.

On March 7, 2011, we executed a bridge loan with JPMorgan Chase bank to finance a portion of the purchase price of the Market Square Buildings and related acquisition costs. We have drawn the full amount allowed under the JPMorgan Chase Bridge Loan of $300.0 million. This loan matures in six months, and incurs interest based on, at our option, (i) LIBOR, as defined, plus a margin of 2.25%, or (ii) the applicable base rate, as defined, plus a margin of 1.25%.

As of December 31, 2010, the Company’s debt-to-gross-real-estate asset ratio was approximately 16.6%.

Status of the Company’s Public Offering

The Company concluded its public offering of shares effective June 30, 2010, however, has continued to offer shares through its dividend reinvestment program, as amended.

Reconciliation of the Company’s GAAP-basis net income, as presented in its most recent report on Form 10-K, to Funds from Operations (“FFO”), as defined by NAREIT, and to AFFO, as defined on the next page, are provided below:

Wells Real Estate Investment Trust II, Inc.

Reconciliations of FFO and AFFO

(unaudited, and in thousands)

	Twelve Months Ended December 31,
	2010	2009	2008
Reconciliation of Net Income (Loss) to Funds From Operations and Adjusted Funds From Operations:
Net income (loss)	$23,340	$40,747	$(22,846)
Adjustments:
Depreciation of real estate assets	102,558	96,406	79,433
Amortization of lease-related costs	117,569	120,866	135,675
Loss on sale of property - discontinued operations	161	--	--

Total Funds From Operations adjustments	220,288	217,272	215,108

Funds From Operations	243,628	258,019	192,262

Other Non-Cash Adjustments Excluded from Net Cash Provided by Operating Activities:
Additional amortization of lease assets (liabilities)	6,791	9,230	5,955
Straight-line rental income	(6,544)	(10,236)	(15,939)
(Gain) loss on interest rate swaps	9,485	(23,011)	38,576
Remeasurement loss on foreign currency	686	37	--
Loss on foreign currency exchange contract	--	--	7,169
Noncash interest expense	18,703	17,253	14,794
Gain on early extinguishment of debt	--	--	(2,971)

Total other non-cash adjustments	29,121	(6,727)	47,584

Changes in assets and liabilities	(2,643)	(2,765)	19,008

Net Cash Provided by Operating Activities	270,106	248,527	258,854

Real estate acquisition-related costs	10,779	27,404	--

Adjusted Funds From Operations	$280,885	$275,931	$258,854

Wells Real Estate Investment Trust II, Inc.

Definitions

Please find below definitions for the non-GAAP financial measures provided above and explanations for the reasons why management believes that these measures provide useful information concerning the Company’s operating performance and sources of liquidity. For additional information, please refer to the Company’s most recent annual report on Form 10-K as well as other documents filed with or furnished to the SEC.

Funds From Operations

Funds from Operations (“FFO”) is a non-GAAP financial measure considered by some equity REIT’s in evaluating operating performance. The Company believes that FFO, as defined by NAREIT, has diverged from how the Company measures real estate operations considerably in recent years. Changes in the accounting and reporting rules under GAAP that were put into effect after the establishment of NAREIT’s definition of FFO in 1999 have prompted a significant increase in the magnitude of non-cash and non-operating items included in the Company’s FFO, as defined. Such non-cash and non-operating items include acquisition expenses, market value adjustments to interest rate swaps that do not qualify for hedge accounting treatment, amortization of certain in-place lease intangible assets and liabilities, and gains or losses on early extinguishments of debt, among others. Further, cash flows generated from FFO may be used to fund certain capitalizable items that are excluded from FFO, such as tenant improvements, building improvements, deferred lease costs, and capitalized interest.

Adjusted Funds From Operations

For the reasons explained above, in addition to presenting FFO as defined by NAREIT, the Company also presents FFO, adjusted to exclude (i) the non-cash items that are removed from net income (loss) to arrive at net cash provided by operating activities as presented in the Company’s GAAP-basis consolidated statements of cash flows, and (ii) expenses related to real estate acquisitions (“AFFO”). Because acquisition expenses are incurred for investment purposes (i.e. to promote the appreciation in value and generation of future earnings over the long term) and are funded with cash generated from the sale of common stock in the Company’s public offerings rather than from cash generated from operations, the Company believes that the consideration of such acquisition expenses allows for a more informed and appropriate basis on which to evaluate its operations and to make decisions regarding distributions to its stockholders.